Exhibit 99.1

For release:  February 10, 2017

Contact: John Lines, SVP/General Counsel

Phone: (615) 890-2020

NHC Announces Common Dividend

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation’s oldest publicly traded long-term health care company, announced today that it will pay a quarterly dividend of 45 cents per common share to shareholders of record on March 31, 2017 and payable on June 1, 2017.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 skilled nursing facilities with 9,398 beds.  NHC affiliates also operate 21 assisted living communities, five independent living communities, and 36 homecare programs.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.